UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14a
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NATUS MEDICAL INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 18, 2018, Natus Medical Incorporated (“Natus”) issued the following press release:

Natus Medical Files Definitive Proxy Materials

Mails Letter to Shareholders Highlighting Proven Record of Value Creation
and Right Plan to Deliver Continued Growth

Urges Shareholders to Vote “FOR” Doris Engibous and Robert Weiss on the WHITE Proxy Card Today

Board Also Recommends Shareholders Refrain from Voting for Removal of Chairman Robert Gunst

PLEASANTON, Calif. - May 18, 2018 - The Board of Directors of Natus Medical Incorporated (NASDAQ:BABY) (“Natus”) announced today that it has filed its definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s upcoming 2018 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 22, 2018. Natus shareholders of record at the close of business on May 7, 2018 are entitled to vote at the Annual Meeting.

The Natus Board of Directors unanimously recommends that shareholders vote the WHITE proxy card FOR the election of Doris Engibous and Robert Weiss. The Natus Board also unanimously recommends that shareholders refrain from voting for the removal of Chairman Robert Gunst.

In connection with the filing of the proxy statement, the Natus Board mailed the following letter to shareholders, which highlights the proven strategy that the Board and management team are executing to create value for shareholders:

May 18, 2018

Vote the Enclosed WHITE Proxy Card Today
“FOR” Natus Medical’s Highly Qualified Director Nominees

Dear Fellow Shareholder:

Voce Capital, an activist shareholder, is attempting to capture fully half of the seats on the Natus Board of Directors. Voce has not articulated a strategic plan or provided details on what it intends to do with your Company if Voce gains control of the Board other than to halt the Company’s proven and successful strategy. This same strategy has been a critical component in the Company’s growth and resulted in the market capitalization of your Company increasing by more than fifteen times during the tenures of Chief Executive Officer Jim Hawkins and directors Doris Engibous and Robert Gunst.1

We believe Voce’s actions to date betray its true intentions - to wrestle control of the Natus Board by taking three seats on a six person board, including the Chairmanship - and then force out Jim Hawkins. We believe that replacing half of the Board, removing a successful team at the top of Natus and, at the same time, throwing away parts of its successful playbook and not offering one of its own, is a reckless move that risks destroying significant shareholder value.

We believe Voce’s self-serving campaign is fundamentally misguided. In an interview on Bloomberg TV,2 Daniel Plants, Founder of Voce Capital stated: “First and foremost, stop all the acquisitions, no more M&A, it hasn’t worked for this company.” In conversations with management, Voce has also stated that it objects to the Company’s investment in new product development. In FACT the Company’s strategy, including acquisitions and new product development, has worked very well for the Company and for you, the shareholders:

1 Calculated based on closing stock prices on 04/12/04 and 05/15/18. Jim Hawkins was announced as CEO on 04/13/04. Doris Engibous and Robert Gunst became directors effective 05/05/04 and 06/14/04, respectively.
2 “Bloomberg Markets: European Close”, Why Activist Fund Voce Capital is Seeking to Oust Natus Medical’s Chairman, April 23, 2018.

•	Since Jim Hawkins, Doris Engibous and Robert Gunst joined Natus in 2004, the Company’s market value has risen from approximately $70 million to $1.2 billion today.[3]

•	Over the past five years, the Natus share price has increased by approximately 156%, versus 62% and 63% for the Russell 2000 and S&P 500, respectively, over the same timeframe.[4]

•	More recently, Natus exceeded our expectations in the first quarter, achieving organic revenue growth of 3%.

•	Over the last four years, Natus Medical has returned more than $42 million to shareholders via stock repurchases and has an open plan to repurchase an additional $25 million.

In the same interview, Mr. Plants went on to say, “The new board will have to decide, once they get there, what the Company’s strategy is going to be, and then who the right people are to undertake the strategy.” We believe Natus shareholders should be highly concerned that Voce is fighting for changes that will result in a disruption to the current strategic plan, a significant period of uncertainty and a lack of leadership in both the Board and management of your Company.

Your Board Has Attempted on Multiple Occasions to Find a
Mutually Agreeable Resolution with Voce

The Board believes that avoiding this costly and unnecessary proxy fight with Voce would be best for the Company and its shareholders. For this reason, over the past several weeks Natus has made multiple proposals to Voce in an attempt to reach a reasonable resolution.

•	Voce originally nominated candidates for two seats on the Board, one of whom was Mr. Plants himself.

•
Natus ultimately offered to nominate one of Voce’s nominees at this year’s Annual Meeting, PLUS a Voce-approved second independent director AND to appoint an additional, mutually agreeable director to the Board within six months of the Annual Meeting. This proposal would have resulted in three Voce-approved directors on an eight-person board. Obviously, Voce didn’t accept this proposal.

•
Instead, near the end of these settlement discussions, Voce suddenly began to insist that a change in the Chairman role was essential to any settlement, which in our opinion, underscores that Voce is really fighting to take control of your Company.

Natus Medical is Executing a Proven Strategy to Create Value for Shareholders

For nearly 30 years, Natus Medical has been a global pioneer in newborn care, and has subsequently added its leading neurology and Otometrics businesses.

Since Jim Hawkins joined the Company in 2004 as CEO, the Board and management team have continued to focus on a strategy of growth, innovation and allocating capital to the highest value opportunities for shareholders. Our results prove that this strategy is working.

With market-leading positions in the majority of our products and markets, we are confident in the strength and position of our Neurology, Newborn Care and Otometrics business:

•
Neurology: We are the market leader in neurodiagnostics with approximately 60% of worldwide market share. Our industry is experiencing longer sales cycles in the United States but overall activity remains robust and our pipeline of new business is at record levels. In 2017 we added neurosurgery products to our neuro business unit. These new product lines have given us an excellent opportunity to expand into the $2 billion neurosurgery market and leverage our industry leadership position in the adjacent neurodiagnostic market.

•
Newborn Care: Natus has successfully developed a leading portfolio of newborn care products, software and services used by hospital nurseries around the world. Natus pioneered newborn hearing screening and has approximately a 70% market share worldwide. Our NeoBlue® family of intensive blue lights led to the standard of care in the use of blue LED’s to treat newborn jaundice and Natus remains a leader in this market today. In 2015 we acquired NicView, an early stage video streaming technology used by families to

3Calculated based on closing stock prices on 04/12/04 and 05/15/18. Jim Hawkins was announced as CEO on 04/13/04. Doris Engibous and Robert Gunst became directors effective 05/05/04 and 06/14/04, respectively.
4Calculated based on closing stock prices on 05/15/13 and 05/15/18.

remotely view their babies in the neonatal intensive care unit (NICU). In 2016, we announced the addition of the Retcam ophthalmic imaging system to our newborn care product portfolio. RetCam is the market leading imaging system used to diagnose and monitor a range of ophthalmic maladies in premature infants. In addition to these key products, our newborn care business also provides a catalog of nursery essentials that are used by a majority of hospitals around the globe.

•
Otometrics: With an unprecedented new product pipeline, our Otometrics business unit is a global market leader in audiology with year-to-date 2018 revenue growth of over 10%. We recently began the launch of Otoscan, our revolutionary hearing aid fitting scanner, in select markets and expect to begin our full global launch during the second half of 2018. With a global market of approximately 8 million in-the-ear hearing aids, we expect an annual opportunity of approximately $200 million. We believe Otoscan has the same opportunity as the intraoral scanner that revolutionized the dental digital impressions market in the dental office.

Your Board of Directors has the Right Skills and Experience
to Oversee Execution of the Company’s Strategy

The Natus Board recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities and ongoing refreshment on behalf of shareholders. In 2016, the Company added Dr. Barbara R. Paul, the former Chief Medical Officer at Community Health Systems, who serves as Chair of the Company’s Nominating and Governance Committee. The Board is also seeking to add Mr. Robert Weiss, who will bring to the Board decades of executive and financial leadership experience in the medical device industry.

At the 2018 Annual Meeting of Shareholders, the Board recommends shareholders vote the WHITE proxy card FOR the election of Ms. Doris Engibous and Mr. Weiss to the Board:

•
Doris Engibous brings over 30 years of experience in the medical device industry, including knowledge of organizational and operational management, financial expertise, marketing, R&D, human resources and integration experience. She has previously held executive positions at medical device companies including Nellcor, Nellcor Puritan Bennett, Mallinckrodt, Tyco Healthcare and Hemosphere, and since 2014, has served as both a member and Chair of the Board of Directors of GI Supply, Inc., a family-owned medical technology company.

•
Robert Weiss currently serves on the Board of Directors of The Cooper Companies, Inc., a global medical device company and previously served as the company’s President and Chief Executive Officer for over 10 years until his retirement in April 2018. Prior to becoming President and Chief Executive Officer, Mr. Weiss held various leadership positions at The Cooper Companies, including President of CooperVision, the company’s contact lens subsidiary, Chief Operating Officer and Chief Financial Officer. Mr. Weiss has also served on the Board of Directors of Accuray Inc. since 2007.

At the 2018 Annual Meeting of Shareholders, the Board recommends shareholders NOT vote at all on the blue proxy card, especially for the removal of Robert Gunst:

•
Robert Gunst, who Voce is proposing to remove and replace, is uniquely qualified to serve as Chairman of the Board, having nearly five decades of leadership, strategy, financial and operations experience, as well as experience in overseeing the operations of companies in various stages of development. Previously Mr. Gunst has held executive positions at The Good Guys, Inc., Shaklee Corporation, PepsiCo Inc. and The First National Bank of Chicago, among others.

Protect Your Investment and Keep Natus Medical on the Right Track
Vote the WHITE Proxy Card Today

At this year’s Annual Meeting of Shareholders, your vote is extremely important, regardless of how many shares you own. All shareholders should be aware that any vote for Voce nominees on Voce’s blue proxy card will revoke any previous proxy submitted by a shareholder, including any votes submitted on the Company’s WHITE proxy card FOR any of the Board’s nominees. It is critical that shareholders DO NOT RETURN ANY PROXY CARD SENT BY VOCE, EVEN AS A PROTEST VOTE AGAINST VOCE OR THE VOCE NOMINEES. Your Board strongly urges you to DISCARD all blue proxy cards or other materials sent to you by Voce.

We are excited for the many opportunities that lie ahead for Natus Medical. Your Board is confident that we are executing on the right strategy - under the oversight of our experienced Chairman and the leadership of our CEO - that will continue Natus Medical’s track record of strong performance and enhanced value for all Natus Medical shareholders.

We urge you to protect the value of your investment in Natus Medical by using the enclosed WHITE proxy card to vote “FOR” both of Natus Medical’s director nominees. Your vote is critical and we urge you to vote TODAY by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. If you have questions, or require assistance in voting, please contact Natus Medical’s proxy solicitor, Morrow Sodali, by calling toll-free (800) 662-5200, or via e-mail BABY@morrowsodali.com

Thank you for your continued support.

Sincerely,

The Board of Directors of Natus Medical

JP Morgan is serving as financial advisor to Natus and Fenwick & West LLP is serving as legal counsel.

About Natus Medical Incorporated
Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, neurosurgery, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus and including statements regarding our pipeline of neurology business, the market opportunity for our neurosurgery products, and the launch of our Otoscan product and the market opportunity for this product. These statements relate to our current estimates and assumptions and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, our ability to successfully integrate and achieve our profitability goals from recent acquisitions, the demand for our products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with our, and our commercial partner’s, bringing new products to market, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2017 and its subsequent quarterly reports on Form 10-Q and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Important Additional Information and Where to Find It

Natus has filed a definitive proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on May 18, 2018 in connection with the solicitation of proxies for the 2018 Annual Meeting of Stockholders. NATUS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE

PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT NATUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants in Solicitation

Natus, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2018 Annual Meeting of Stockholders. Information regarding the names of Natus’ directors and executive officers and their respective interests in Natus by security holdings or otherwise is set forth in the Proxy Statement. Investors and stockholders may obtain a copy of the definitive proxy statement and other documents filed by Natus free of charge from the SEC’s website, www.sec.gov. Additionally, Natus stockholders may obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request to Natus’ proxy solicitor for the 2018 Annual Meeting of Stockholders, Morrow Sodali, at 800-662-5200 or via email at BABY@morrowsodali.com

Contacts

Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President and Chief Financial Officer
925-223-6700
InvestorRelations@Natus.com

Joele Frank, Wilkinson Brimmer Katcher
Jim Golden / Tim Lynch / Adam Pollack
212-355-4449